UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

GREEN DOT CORPORATION
(Name of Registrant as Specified in Its Charter)

HARVEST CAPITAL STRATEGIES LLC
HARVEST SMALL CAP PARTNERS MASTER, LTD
HARVEST SMALL CAP PARTNERS, LP
HSCP STRATEGIC I, LP
HARVEST FINANCIAL PARTNERS, LP
JEFFREY B. OSHER
DONALD DESTINO
CRAIG BAUM
SATURNINO FANLO
GEORGE W. GRESHAM
PHILIP B. LIVINGSTON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Harvest Capital Strategies LLC, together with the other participants named herein (collectively, "Harvest"), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation.

Item 1: On May 16, 2016, Harvest issued the following press release:

GLASS LEWIS AFFIRMS THE NEED FOR CHANGE ON THE GREEN DOT BOARD IN RECOMMENDING SHAREHOLDERS VOTE THE GREEN PROXY CARD

Glass Lewis Recommends Shareholders Do Not Vote for Green Dot Directors Steve Streit, Timothy Greenleaf or Mike Moritz

 Glass Lewis States that Harvest Carefully Submitted a Slate of Director Candidates “With Diverse and Relevant Experience Aimed at Addressing the Deficiencies it Perceives”

Glass Lewis Shares “Many of Harvest's Concerns with Respect to Potential Entrenchment, a Lack of a Pro-Shareholder Mindset, and Limitations on Shareholders to Ultimately Exercise their Rights as Owners of the Company”

Harvest is Extremely Gratified by Leading Proxy Voting Advisory Firms Glass Lewis’ and ISS’ Support for Change on the Green Dot Board

Comments on the Company’s Highly Transparent and Reactionary Changes Aimed at Distracting Attention and Avoiding the Real Issues Plaguing Green Dot

Harvest Urges All Shareholders to Vote the GREEN Proxy Card TODAY to Elect All THREE of Harvest’s Experienced and Highly Qualified Nominees

SAN FRANCISCO, CA – May 16, 2016 – Harvest Capital Strategies LLC (together with its affiliates, “Harvest”), one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) (NYSE:GDOT), is pleased to announce that Glass Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy voting advisory firm, has affirmed the need for change on Green Dot’s Board of Directors (the “Board”) by recommending that shareholders vote the GREEN proxy card at the Company’s upcoming 2016 Annual Meeting of Shareholders (the “Annual Meeting”).  Notably, Glass Lewis recommended that shareholders do not vote on the Company’s white proxy card for Green Dot Directors Steve Streit, Timothy Greenleaf or Mike Moritz. Glass Lewis’ support for Harvest marks the second prominent independent proxy voting advisory firm to highlight the merits of Harvest’s campaign for strategic change on Green Dot’s Board. Just last week, Institutional Shareholder Services Inc. (“ISS”) released its report recommending shareholders vote on Harvest’s GREEN proxy card to elect all three of Harvest’s experienced and highly qualified nominees, Saturnino Fanlo, George W. Gresham, and Philip B. Livingston, stating Harvest made a “compelling case that change at the board level is warranted” and each of Harvest’s nominees “would add distinct, significant experience directly relevant to effecting that change.”

Harvest urges all shareholders to follow Glass Lewis’ and ISS’ recommendations for change on the Board. Vote the GREEN proxy card TODAY to elect all three of Harvest’s experienced and highly qualified nominees at the upcoming Annual Meeting.

Jeff Osher, Managing Director of Harvest Capital Strategies LLC, stated, “We are gratified that the two leading proxy voting advisory firms, Glass Lewis and ISS, have endorsed our call for change at Green Dot.  Like ISS, Glass Lewis highlighted the strength of our nominees, while specifically agreeing that ‘strategic, operational, financial and execution missteps -- factors within the control of management and the Board -- contributed to the continued destruction of shareholder value.’ Importantly, Glass Lewis acknowledged its support for ‘the bulk’ of our plan, which we continue to believe must start with addressing the toxic ‘tone at the top.’ Despite Green Dot’s unprofessional smear campaign aimed at discrediting our nominees, the two leading proxy voting advisory firms specifically commended the quality of Harvest’s nominees, while simultaneously noting the incumbent Board’s troubling corporate governance practices and failure to act in the best interests of shareholders.”

Osher continued, “The Board’s most recent corporate governance actions were not proposed on its own accord, but rather in a desperate reaction to both the ISS and Glass Lewis critiques of Green Dot’s shareholder unfriendly mindset and the support we are receiving in this election contest. The Board’s eleventh hour governance changes are a clear attempt to distract shareholders from the real issues and avoid addressing the meaningful changes Harvest has sought. Shareholders should ask themselves: If Green Dot’s Board genuinely cared about implementing good governance practices, as opposed to just protecting the positions of three long-tenured, underperforming directors, including Mr. Streit, why were these governance policies not adopted more than one year ago when Harvest first proposed them to the Board? Unsurprisingly, despite the illusion of positive change, Green Dot’s reactive governance actions still fall well short of what shareholders deserve, such as paying Mr. Streit millions of dollars in ‘performance’ compensation even if Green Dot underperforms 75% of the S&P 600 Index.”

Osher concluded, “Shareholders have a unique opportunity at this Annual Meeting to force the Board to address Green Dot’s toxic ‘tone at the top.’ This forum for shareholders to send a clear message regarding Mr. Streit’s performance will not occur again until he is up for election in 2019. We remain highly confident that a transformational leader, working collaboratively with an aligned Board and Green Dot’s talented team of employees, can usher in a new era of growth and success.”

Excerpts from Glass Lewis’ Analysis & Recommendationi

On the Strong Qualifications and Diverse, Relevant Experiences of Harvest’s Director Nominees:

“In relation to Harvest's nominees, proposed prior to the board’s appointment of three new directors, we see that the Dissident has taken care to submit a slate with diverse and relevant experience aimed at addressing the deficiencies it perceives. In that regard, we support the Dissident’s goal of improving the board’s composition through the addition of nominees who possess GPR prepaid and processing experience, consumer banking expertise, bank regulators and CFPB experience and an understanding of the Company’s market segment.”

“[W]e suspect Mr. Gresham’s significant payments and financial services experience, particularly in the form of operational execution, partner and investor communications and financial forecasting, would likely lead to positive and valuable contributions which could further enhance the performance of the board and the Company. We also note that the board previously attempted to recruit Mr. Gresham for its CFO position and again as part of an effort to simultaneously expand the board… suggesting his credentials and experience are suitable in terms of Green Dot’s plan going forward.”

On Green Dot’s Troubling Corporate Governance Practices:

“[W]e note that Green Dot maintains a classified board structure, has not separated the CEO and chairman roles (though it does have a lead independent director), prohibits shareholders from calling special meetings or acting by written consent and has a prohibitively high supermajority vote standard to amend certain provisions in the Company’s organizational documents. Combine this with the fact that Green Dot’s board is dominated by four individuals with tenures exceeding 13 years, all of whom were early investors in Green Dot before it was a public company, and an otherwise low stock ownership or participation rate among the independent directors, and we share many of Harvest's concerns with respect to potential entrenchment, a lack of a pro-shareholder mindset, and limitations on shareholders to ultimately exercise their rights as owners of the Company.”

On Green Dot’s Transparent and Reactionary Proposed Governance Changes:

“While seemingly well intentioned and representative of progressive change, we’re mindful of the timing of these amendments -- all were announced in conjunction with the Company's most recent earnings report on May 4, 2016, well into the late stages of a proxy contest during which Harvest has sought to, among other things, improve Green Dot's governance policies by, for example, loosening the perceived control of long-tenured board members and better aligning executive pay with performance.”

“As at least an initial indication of our view with respect to the alignment of pay and performance, we direct readers to page 4 of this report, where our Pay-for-Performance model generated a “D” grade for Green Dot in 2015, down from successive “C” grades the prior two years. By this measure at least, the Company's compensation policies do not yet appear to have improved to an extent which would satisfy the vast majority of shareholders.”

On the Strength of Harvest’s Comprehensive Plan to Drive Shareholder Value and Address the Toxic ‘Tone at the Top’:

“As discussed throughout this report, Harvest’s plan, should shareholders elect its nominees to the Green Dot board, consists of implementing governance, strategic, operational and financial initiatives, each aimed at remedying certain perceived ailments which have contributed to Green Dot’s long-term underperformance. We're inclined to support the bulk of the specific measures that Harvest has put forward.”

On Green Dot’s Scare Tactic of Characterizing Harvest’s Comprehensive Plan as Risky:

“In any case, based on our review of the Dissident’s materials, it is fairly evident that Harvest has done a considerable amount of work in seeking to identify areas for material improvement. As such, we believe it would be unwise for the incumbent board and management team to summarily dismiss the specific operational and financial proposals put forth by Harvest as being ‘high risk’ or ‘not new’.”

On the Shortcomings of Green Dot’s Non-Executive Class III Directors:

“[W]e take note of the following factors, in particular: (i) Green Dot's board is dominated by four individuals with tenures exceeding 13 years, three of whom are up for re-election this year; (ii) Mr. Greenleaf has been on the board for 15 years and is chairman of the audit committee, yet has not addressed Green Dot’s poor track record of financial forecasting and shareholder communications; (iii) Mr. Moritz attended fewer than 75% of the board meetings in 2012, 2013 and 2015 and currently sits on at least eight other boards, raising questions about his time commitment to Green Dot, while he also sits on the compensation committee which has in recent years come under scrutiny from shareholders.”

GREEN DOT SHAREHOLDERS, ISS, AND NOW GLASS LEWIS HAVE SPOKEN, AND THE TIME FOR ACTION IS NOW. VOTE YOUR GREEN PROXY FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR GREEN DOT INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE GREEN PROXY CARD TODAY

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

About Harvest Capital Strategies LLC
Harvest Capital Strategies LLC is an investment firm founded in 1999 based in San Francisco.

Harvest Capital Strategies, LLC
Jeff Osher/Craig Baum, 415-869-4433
FIXGDOT@harvestcaps.com
www.FIXGDOT.com

Investors with questions on how to vote, please contact:
Okapi Partners LLC
Patrick McHugh/Lisa Patel
info@okapipartners.com
(212) 297-0720 or Toll-Free (855) 208-8903

i Permission to quote from the Glass Lewis report was neither sought nor obtained and emphasis has been added in certain places.

Item 2: The following materials were posted by Harvest to www.fixgdot.com: